Exhibit 99.2

Innovex Appoints Mr. John M. Clark III as Chairman of the Board

PLYMOUTH, Minn.--(BUSINESS WIRE)--Innovex (Nasdaq:INVX) today announced the appointment of Mr. John M. Clark III as Chairman of the Board effective July 18, 2008. Mr. Clark joined the Innovex Board of Directors earlier this year and will replace Mr. William P. Murnane whose contract to serve as Chairman expired July 16, 2008. Mr. Murnane will continue to serve on the board.

“I look forward to working with Mr. Clark in his new role as Chairman of the Board as we re-establish our Company, grow the business and return to profitability. I am confident his prior experience will be valuable as we proceed down this path," said Mr. Terry M. Dauenhauer, Innovex’s President and Chief Executive Officer.

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, the Company’s ability to qualify and ramp for new products, fluctuations in financial results, continued cash availability under Company credit facilities, fluctuations in currency rates and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

CONTACT:
INNOVEX, INC.
Randy Acres, CFO, 763-383-4035
Facsimile: 763-383-4090
Internet: http://www.innovexinc.com